Exhibit (c)(7)

Deutsche Bank CONFIDENTIAL Corporate & Investment Bank DRAFT For discussion purposes Project Pine Precedent insurance squeeze-out transaction case studies February, 2018 Deutsche Bank Securities Inc., a subsidiary of Deutsche Bank AG, conducts investment banking and securities activities in the United States.

Summary statistics of select case studies of precedent insurance minority squeeze-outs High Low Median Timeline Total time (1st offer to ~5.5 months ~3.5 months ~4.5 months agreement) Offer to preliminary ~3 months ~1.5 months ~2.5 months response 2nd offer ~6 weeks ~1.5 weeks ~3 weeks Bumps # of bumps 4 3 3 Final offer premium to initial 25.0% 8.3% 15.7% Negotiation Totals 1st response with counter 2 1st response without 3 counter 2nd response with counter 4 2nd response without 1 counter Deutsche Bank Source: Company filings Note: Data indicates a summary of select deals covered in the next couple of pages. Metrics for AIG / 21st century transaction are excluded as the companies were involved in Corporate & Investment Bank private negotiations for several months prior to the first public offer. Excludes First American / First Advantantage for calculating the final offer premium to initial.

Case studies of select insurance precedent minority squeeze-outs (1/2) American Financial Group / National Interstate CNA Financial / CNA Surety First American / First Advantage (49% acquired) (38% acquired) (26% acquired) Timeline Total time (1st offer to agreement) ~4.5 months ~5.5 months ~3.5 months Offer to preliminary response ~3 months ~3 months ~1.5 months 2nd offer ~3 weeks ~6 weeks ~1.5 weeks 3rd offer ~1.5 weeks ~4 weeks ~ 2.5 weeks Final offer ~2 weeks 1 day ~ 2.5 weeks Final offer to signing 5 days 5 days 4 days Bumps # of bumps 3 3 3 7.9% (based on exchange ratio) / 34.3% (based Final offer premium to initial 8.3% 20.7% on stock price appreciation) Final offer premium to 1-day / 1- 43.7% / 45.0% / 39.5% / 29.8% 37.9% / 38.7% / 48.2% / 50.9% 48.0% / 67.8% / 39.9% / 41.3% week / 1-month / 90-day VWAP Negotiation $22.00 per share, 14% premium / 13% to 52-st $30.00 per share, 32.7% premium, 1.7x P/BV, 0.5375 fixed exchange ratio ($14.04 per share 1 offer week high / 24% to 1m / 31% to 3m, 1.17x 26x LTM P/E at time of offer), 10.2% premium P/TBV st Written presentation by MS to AFG; valuation Rejected stating proposal substantially 1 response Inadequate offer; would consider a revised offer ranges indicated but no counter proposed undervalued the Company Buyer indicated $25.00 per share is fair value; nd 0.55 fixed exchange ratio ($17.38 at time of 2 offer $30.75 per share (2.5% increase) however Board would consider $25.20 as that offer, 2.3% increase in exchange ratio) was the trading price (14.5% increase) nd SC rejected offer stating it was inadequate and SC would support 1.2x P/BV or $27.79 per Counter-offer of $23.00 per share in cash or 2 response not in the best interest of public shareholders share; but would be constructive fixed value mechanism rd $32.00 per share best and final offer; 41.5% CNA indicate they would be willing to 0.57 fixed exchange ratio ($17.76 per share at 3 offer premium recommend $26.20 time of offer) $20.00 per share with downside protection; rd $32.00 per share unlikely to receive unanimous 3 response SC would support $27.00 subsequently reduced ask to 0.5850 fixed support whereas $32.50 would exchange ratio (19.64 per share) Added a $0.50 special dividend per share in Final offer Agreement at $26.55 Agreement at 0.58 exchange ratio addition to the $32.00 communicated earlier Deutsche Bank Source: Company filings 1 Corporate & Investment Bank

Case studies of select insurance precedent minority squeeze-outs (2/2) Nationwide Mutual / Nationwide Financial Alfa Mutual / Alfa Corp AIG / 21st Century Insurance(a) Services (33% acquired) (46% acquired) (39% acquired) Timeline Total time (1st offer to agreement) ~5 months ~3.5 months ~3.5 months(a) Offer to preliminary response ~2.5 months ~2 months ~2 weeks 2nd offer ~1 month ~2 weeks ~1 month 3rd offer ~ 2.5 weeks ~2 weeks ~ 1 month 4th offer N/A 5 days N/A Final offer ~ 2 weeks 10 days ~1 month Final offer to signing 12 days 1 day 1 day Bumps # of bumps 3 4 3 Final offer premium to initial 10.7% 25.0% 11.4% Final offer premium to 1-day / 1-week / 1- 28.3% / 17.9% / 18.9% / 21.5% 44.7% / 40.6% / 29.8% / 30.8% 32.6% / 31.2% / 24.9% / 30.3% month / 90-day VWAP Negotiation st $47.20 per share, 15.9% premium, 11.4% to 1m $17.60 per share, 15.8% premium, 1.7x P/BV $19.75 per share, 19% premium, 25.5% to 12m 1 offer average (ex. AOCI) avg, 19.6x NTM P/E Counter offer of $24.00 per share (after st $47.20 doesn t represent a realistic starting point $26.00 per share counterproposal, based on 1 response negotiating a deletion of a provision related to for negotiations; low 60s may be acceptable revised projections and view of cost synergies A.M. Best downgrade) nd Would potentially increase $19.75 per share by 2 offer $50.65 per share (7.3% increase) $18.75 per share (6.5% increase) 5% SC maintained $18.75 was not a price at which it nd SC would be willing to consider a transaction at would propose a new counter-offer and $23.00 per share with AIG stock as 2 response $56.00 per share maintained its previous counter of $24.00 per consideration or $24.00 per share in stock share rd May be willing to consider as high as $51.00 per $21.25 per share with no majority of minority 3 offer $20.00 per share share condition rd $52.50 with majority of minority condition or $22.00 per share with minimum fixed amount of 3 response $23.00 per share $53.50 without it dividends th $20.75 per share without majority of minority 4 offer N/A N/A condition th $22.00 per share with majority of minority 4 response N/A N/A condition Agreement at $52.25 per share without majority $22.00 per share without majority of minority $22.00 per share with pro rata dividend until Final offer of minority condition condition agreed closing agreed Deutsche Bank (a) AIG and 21st Century had been in discussions on the topic since July, 2006. AIG decided to go public with the offer in Jan, 2007 when they couldn t agree on valuation with 2 Corporate & Investment Bank the SC. Source: Company filings

IMPORTANT: This presentation (the Presentation ) has been prepared by Deutsche Bank s investment banking department for the benefit and internal use of the recipient (the Recipient ) to whom it is addressed. Neither Deutsche Bank AG New York Branch, Deutsche Bank Trust Company Americas ( DBTCA ) nor any of their banking affiliates is responsible for the obligations of Deutsche Bank Securities Inc. or any U.S. Broker-dealer affiliate. Unless specified otherwise, deposit products are provided by DBTCA, Member FDIC. The Recipient is not permitted to reproduce in whole or in part the information provided in this Presentation (the Information ) or to communicate the Information to any third party without our prior written consent. No party may rely on this Presentation without our prior written consent. Deutsche Bank and its affiliates, officers, directors, employees and agents do not accept responsibility or liability for this Presentation or its contents (except to the extent that such liability cannot be excluded by law). This Presentation is (i) for discussion purposes only; and (ii) speaks only as of the date it is given, reflecting prevailing market conditions and the views expressed are subject to change based upon a number of factors, including market conditions and the Recipient’s business and prospects. The Information, whether taken from public sources, received from the Recipient or elsewhere, has not been verified and Deutsche Bank has relied upon and assumed without independent verification, the accuracy and completeness of all information which may have been provided directly or indirectly by the Recipient. No representation or warranty is made as to the Information s accuracy or completeness and Deutsche Bank assumes no obligation to update the Information. The Presentation is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by Deutsche Bank. The analyses contained in the Presentation are not, and do not purport to be, appraisals of the assets, stock, or business of the Recipient. The Information does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects. The Presentation is not exhaustive and does not serve as legal, accounting, tax, investment or any other kind of advice. This Presentation is not intended to provide, and must not be taken as, the basis of any decision and should not be considered as a recommendation by Deutsche Bank. Recipient must make its own independent assessment and such investigations as it deems necessary. In preparing this presentation Deutsche Bank has acted as an independent contractor and nothing in this presentation is intended to create or shall be construed as creating a fiduciary or other relationship between the Recipient and Deutsche Bank. Deutsche Bank Corporate & Investment Bank